EXHIBIT 14.1

Jacobs Entertainment, Inc.

Code of Ethics and Business Conduct

3/22/2006

TABLE OF CONTENTS

Introduction to the JEI Code of Ethics and Business Conduct	3
How to Obtain Guidance on a Compliance Issue or to Report a Concern	5
Quick Reference of Policies	7
Antitrust, Gaming, Securities and Other Laws	11
Insider Trading	12
Regulation FD Compliance	12
Conflicts of Interest	13
Confidential Information	14
No Loans to Executives	15
Equal Employment Opportunity	15
Harassment-Free Work Environment	15
Employee Privacy	16
Fraud, Theft, Payments, Kickbacks or Similar Conduct	16
Cooperation with Independent Auditors	17
Obstruction of Government Investigations	17
Foreign Transactions	18
Gifts and Gratuities	18
Safeguarding Company Assets	19
Use of Computer Resources, Including Software Acquisition, Protection and Distribution	19
Drug-Free Workplace	19
Responding to Inquiries from the Press and Others	20
Environment, Health and Safety	20
Political Activity	20
Discipline and Reporting	21
Corporate Compliance Officer	22
JEI Compliance Program Organizational Chart	23

Introduction to the Jacobs Entertainment, Inc.

Code of Ethics and Business Conduct

This Code of Ethics and Business Conduct explains the standards of behavior that Jacobs Entertainment, Inc. (JEI) expects of its directors and employees in their daily activities and dealings with others.  High standards of ethical behavior and workplace conduct make good business sense.  They serve as the cornerstone of our reputation as an organization.  Our ability to attract customers and quality employees depends on this reputation.  Your actions may enhance, maintain, or damage this standard that we have developed.  Therefore, it is expected that you will exercise the highest standards of ethics in all of your decisions that may impact the Company.  The Code cannot foresee every situation that might arise.  Rather, it identifies guiding principles to help you make decisions consistent with JEI’s values and reputation.  You should also familiarize yourself with various corporate policies that provide more detailed guidance on specific issues that may affect your work.  This Code applies at all times, without exception, to all members of the Board of Directors and all JEI employees.

It is the policy of Jacobs Entertainment, Inc. and each of its subsidiaries (collectively referred to as “JEI” or the “Company”), that the principal executive officer, executive officers, the senior financial officers (individually, an “Officer,” and collectively, the “Officers”) and all employees of JEI advocate and adhere to the following principals governing their professional and ethical conduct in the fulfillment of their respective responsibilities:

As an officer, director or employee of JEI, you are expected to:

1.               act with honesty and integrity and in an ethical manner and seek to promote the interests of the Company when the opportunity arises;

2.               deal fairly with the Company’s customers, suppliers, competitors and employees;

3.               avoid conflicts of interest between your personal, private interests and the interests of the Company and seek to avoid the appearance of such conflicts of interest.  A conflict of interest may arise when an individual takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively, or when an individual uses his or her position at the Company for improper personal benefit;

4.               perform your responsibilities and duties in such a manner as to ensure that periodic reports required to be filed with the Securities and Exchange Commission and other public communications made by the Company, including, but not limited to , press releases, contain information that is full, fair, accurate, timely and understandable;

5.               comply with laws of federal, state and local governments applicable to the Company, and the rules and regulations of agencies having jurisdiction over the Company including, but not limited to, the laws pertaining to insider trading of Company securities;

6.               act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing his or her independent judgment to be compromised;

7.               respect the confidentiality of information acquired in the course of the performance of your responsibilities except when authorized or otherwise legally obligated to disclose such information;

8.               never use confidential information acquired in the course of the performance of your responsibilities for improper personal advantage;

9.               proactively attempt to promote ethical behavior among your subordinates and peers;

10.         use Company assets and resources employed or entrusted to you in a responsible manner for legitimate business purposes and not for improper personal advantage;

11.         never exploit corporate opportunities or compete with the Company;

12.         always comply with the laws and regulations of the jurisdiction within which it conducts business.

The Company will endeavor to:

1.               enhance customer confidence in the soundness of the gaming system;

2.               agree to make their systems and practices available for inspection and review by any legitimate gaming commission or governmental authority;

3.               design all services to protect customer privacy and confidentiality;

4.               institute controls to detect and eliminate fraud and to protect data and the systems from internal and external hacking;

5.               be truthful in all advertising and promotional efforts and shall publish only accurate information about its operations;

6.               provide controls to deter minors from accessing its gaming or wagering and liquor service facilities.  These controls require customers to declare that they are of lawful age and JEI institutes reasonable measures to verify this information;

7.               increase awareness, advocate treatment and promote research and education on problem gambling via various problem gambling coalition groups;

8.               conduct its banking and financial affairs in accordance with accepted standards of internationally recognized banking institutions;

9.               adhere to all jurisdictional laws pertaining to transaction reporting.

How to Obtain Guidance on a Compliance Issue or to Report a Concern

Each officer, manager and supervisor is responsible for ensuring that their employees know, understand and comply with Company policies, the Code of Ethics and Business Conduct and all applicable laws and regulations.  Several of the policies contain procedures for obtaining guidance or reporting a concern.  If there is no procedure in the policy, or you do not believe you can follow the procedure outlined in a policy, please proceed as follows:

You should obtain guidance from, or promptly report your concern to, your supervisor.  Should you feel uncomfortable discussing it with your supervisor, you should bring the matter to the attention of your Department Director, your Human Resources representative, Corporate Human Resources, or the Corporate Compliance Officer.  You may obtain the contact numbers for the Corporate Human Resources Department, the Corporate Compliance Officer or the Office of the President of Gaming Operations from the JEI Hotline.

JEI Hotline—999-999-9999—Compliant Procedure

To the extent practical JEI will protect the anonymity of any employee who reports suspected misconduct.  It is the Company’s policy that every employee who acts in good faith in reporting possible violations will be free from reprisal, retaliation or negative consequences in their employment as a result of such reporting.  In the event of a resulting internal investigation, you will be informed of its outcome as soon as is practicable under the circumstances.

Violation of JEI’s Code of Ethics and Business Conduct may result in disciplinary action, including but not limited to, a warning, suspension or termination of employment.  Violations may include non-compliance with JEI policies, lack of supervision or diligence in enforcing Company policies, providing false or misleading information, as well as any retaliatory actions, direct or indirect, against an employee who reports a reasonably suspected violation of this Code or other misconduct.

Any infraction or potential infraction of this Code by any Officer or employee should be promptly reported to your Department Director, your Human Resources representative, Corporate Human Resources, or the Corporate Compliance Officer.  The Corporate Compliance Officer shall report all such reported infractions and potential infractions to the Audit Committee of the Board of Directors of JEI. There shall be no reprisals for reporting an actual or possible violation of this Code.  The Audit Committee shall have the power and authority to monitor compliance with the Code, investigate potential or alleged violations of the Code, make determinations (including acting on requests for waivers from the provisions hereof) and make recommendations to the Board of Directors with respect to penalties and consequences for violations of this Code.  The Board of Directors of the Company is authorized to take appropriate disciplinary action, including dismissal of the offender (after opportunity to be heard) if the violation of this Code is serious and detrimental to the Company.  Conflicts of interest shall be resolved in an ethical manner with due consideration being given to the legitimate interests of the Company.

Quick Reference of Policies

General	In general, this Code prohibits unlawful, unethical and inappropriate behavior. The Code applies to all employees of the Company.

Antitrust, Gaming, Securities and Other Laws

Employees must comply with all laws and regulations, including all antitrust, gaming, liquor and securities regulations and laws. No employee may retaliate against another for reporting criminal activity.

Insider Trading	Employees must strictly adhere to the prohibitions against insider trading and must not disclose “inside information” to other persons.

Regulation FD Compliance (Full Disclosure)

Employees who communicate regularly on the Company’s behalf with the investment community and senior officials must comply with the SEC’s Regulation FD which requires a public disclosure of any “material” information that has been disclosed to any person in the investment community.

Conflicts of Interest

Employees and their close relatives must avoid taking any action that creates, or appears to create, a conflict between their own interests and the interests of the Company. The Company discourages full-time employees from “moonlighting” and prohibits employees from performing services as independent contractors for any of the Company’s customers, suppliers vendors or competitors.

Confidential Information	Employees must refrain from disclosing certain business information, market sensitive data, or any other proprietary information without appropriate management approval.

No Loans to Executives	JEI may not make or arrange loans to its executive officers or directors.

Equal Employment Opportunity

It is the Company’s policy to affirmatively recruit, retain, and promote employees without regard to age, sex, color, race, creed, national origin, religious persuasion, marital status, disability or veteran status. No form of illegal discrimination will be tolerated.

Harassment-Free Work Environment	No form of unlawful harassment will be tolerated

Employee Privacy

It is the Company’s policy to respect the privacy of all employees. However, employees shall have no expectation of privacy in their use of business tools or in their work spaces or property on the Company premises.

Fraud, Theft, Payments, Kickbacks or Similar Conduct

Employees may not engage in any scheme to defraud any person out of money, property, or honest services, including by theft, fraud or embezzlement. The receipt of fees, loans, or other payments resulting from transactions involving the Company or its subsidiaries and affiliates is strictly prohibited. No employee will provide or accept kickbacks, including those in the form of currency, services, other assets or reductions of personal debts.

Cooperation with Independent Auditors	Employees may not intentionally mislead the Company’s independent public accountants in connection with their audit of the Company’s financial statements.

Obstruction of Government Investigations	It is illegal to destroy or conceal documents, records or other information with the intent of impairing the integrity or availability of the information for use in a government investigation.

Foreign Transactions

Employees must comply with the Foreign Corrupt Practices Act. By doing so, they may not pay money or anything of value to foreign government officials, parties or political candidates for the purpose of influencing the acts or decisions of such officials in order to obtain business or obtain any improper advantage. Employees may not cooperate in any way with boycotts between foreign countries not sanctioned by the United States.

Gifts and Gratuities

Gifts and other forms of special benefits to or from customers, suppliers or competitors, of JEI can raise ethical and legal questions that could potentially embarrass or damage JEI. Therefore, caution is required when dealing with such matters. It is your responsibility to ensure that your acceptance of meals, refreshments or entertainment is proper and could not reasonably be construed in any way as an attempt to secure favorable treatment from you.

Safeguarding Company Assets

Employees may not use, spend, or dispose of Company property (including funds) for personal use or benefit, or in a manner or for a cause that is unethical or illegal. All financial reports must be truthful, accurate and reliable.

Use of Computer Resources, Including Software Acquisition, Protection and Distribution

The employees of any operating unit or support function that internally develops, or purchases software must ensure that appropriate intellectual property rights (e.g., copyrights and patents) are obtained and secured. Such software is property licensed or owned by the Company and must be protected.

Drug-Free Workplace

The Company prohibits the unlawful possession, manufacture, use, or distribution of controlled substances in the workplace or at any place where an employee could be construed to be a representative of the Company or one of its subsidiaries or affiliates.

Responding to Inquiries from the Press and Others	Employees should refer all inquiries from the media, shareholders and the financial community to the office of the President of Gaming Operations.

Environment, Health and Safety

It is the Company’s policy to comply with all environmental, health and safety laws and regulations. Employees should be environmentally aware and sensitive and are required to report any non-compliance with environmental laws or regulations. Employees should report all accidents, injuries, occupational illnesses and unsafe conditions or practices.

Political Activity

The Company shall comply with all election and campaign funding laws, requirements and prohibitions. Under no circumstances may any funds or property of the Company be used, directly or indirectly, to support or assist the candidacy of any person seeking elected office without the prior consent of the CEO or the President of Gaming Operations.

Discipline and Reporting

Non-compliance with the Code may result in discipline, including warnings, suspensions or termination of employment. Employees are expected to report violations of the Code for investigation and appropriate action.

Corporate Compliance Officer

The Corporate Compliance Officer will monitor reports of alleged wrongdoing, conduct investigations as appropriate, implement and make appropriate modifications to the Code, and report to the Audit Committee on a regular basis.

Antitrust, Gaming, Securities and Other Laws

It is JEI’s policy to compete vigorously, aggressively and fairly, in accordance with applicable laws and regulations.  You are expected to generally understand the laws and regulations that apply to your job and to act in accordance with them.

Antitrust law can be very complex.  In general, we are to compete without any anticompetitive understandings or agreements with our competitors, suppliers, dealers and/or customers.

All employees are expected to conduct themselves in accordance with and at all times abide by the gaming and liquor regulations and laws governing the jurisdiction in which they work.

You should avoid discussion or agreements with competitors (even informal ones) regarding prices, terms or conditions of sales, credit or billing practices, costs, profits (or profit margins), market shares, bids, requests for proposals, intent to do business (or not) with particular suppliers or territories, or plans to build or expand existing businesses.

You should maintain our independence of judgment in the pricing, marketing, purchasing and selling of all products and services.  Avoid inaccurate or misleading statements about competitors, suppliers, customers or their offerings.  We succeed by offering competitively priced, quality products and services, not by attempting to prevent anyone from entering a market, or by disparaging any competitor, supplier or customer or trying to “put them out of business.”

Our purchasing decisions are based on fair and objective criteria, not on whether a supplier agrees to use our goods and services.  Do not suggest to suppliers that purchasing decisions depend on the supplier’s use of our goods or services or that failing to do business with a subsidiary or affiliate could jeopardize business with the parent company.

You should report illegal activity and unethical conduct.  Neither JEI nor any of its employees may retaliate against any person for providing information, reasonably believed to be truthful, to any law enforcement officer relating to the commission or possible commission of a crime.

Insider Trading

In the course of your duties, you may become privy to “inside information” within the meanings of state or federal laws.  This means material, non-public information that might have an effect on our bond (or perhaps as the result of a future equity offering, our stock) price if the information were publicly known.  You should also be aware that the same prohibition against insider trading applies to trading in the stock of our customers, suppliers or any other company if you have insider information about them.  Employees are strictly prohibited from providing inside information to other persons as this information might influence their trading activities of financial transactions.

Examples of such “insider information” may include: expansion plans, major management changes, current or future earnings projections, new contacts or projects, mergers, acquisitions or divestitures or other such material matters.

It is your responsibility to understand laws and policies that may apply to you.  Further information on blackout periods, pre-clearance and other matters related to insider trading may be obtained through the office of the President of Gaming Operations.

Regulation FD (Full Disclosure) Compliance

It is federal law and, accordingly, our policy that JEI, all senior officials and all employees who regularly communicate on the Company’s behalf with the investment community comply with Regulation FD adopted by the U.S. Securities and Exchange Commission.  Regulation FD generally provides that when the Company or any person acting on its behalf discloses “material” non-public information to the holders of JEI securities, broker-dealers, investment advisers, investment managers, investment companies, hedge funds, investors, industry analysts and the affiliates of any of these, the Company is required to make a public disclosure of the same information.  In order to ensure compliance with Regulation FD, you should review carefully and adhere to the terms of the JEI “Disclosure Policy”.

Conflicts of Interest

You may not engage in any activity, or become involved in any arrangement, directly or indirectly, which will conflict, or may be reasonably viewed as conflicting, with your responsibilities to JEI.  This includes the use of JEI’s name, information or goodwill for your personal gain or that of others.  A conflict of interest may arise from your involvement, or another person acting on your behalf, in certain business or personal activities that may currently, or potentially conflict with your duties at JEI.

A conflict may exist regardless of your intent.  If you believe that you are, or may become, involved in a conflict of interest, you should address the issue promptly.

To avoid such situations, employees must:

1.               Select and deal with suppliers, vendors, customers and other persons doing or seeking to do business with JEI in a completely fair and objective manner without favor or preference based upon personal financial considerations.

2.               Not engage in any direct financial, managerial or other relationship with any supplier, customer, competitor or regulatory agency that could give rise to an actual or potential conflict of interest or the appearance of a conflict of interest.

3.               Not engage, directly or indirectly, in any association or activity (whether for profit of not) that might impair or appear to impair the ability to make objective an fair decisions on behalf of JEI, or that might not otherwise be in the best interest of JEI.  This includes, for example, directly or indirectly engaging in competitive activities, diverting a business opportunity from JEI, or improperly using or disclosing Confidential Information.

4.               Select and deal with suppliers, customers and other persons doing or seeking to do business with JEI in a completely fair and objective manner without favor or preference based upon personal financial considerations.

5.               Not accept from or give to any supplier, customer or competitor any gift or entertainment except as permitted under the section entitled “Gifts and Gratuities.”

6.               Not do business with a close relative or business entity with which the employee or a relative is associated, except where such dealings are on arm’s-length terms, have been fully disclosed to the Corporate Compliance Officer and have been given specific written approval.

7.               Not directly or indirectly own a substantial financial interest in any firm or corporation which is a competitor of or which does or seeks to do business with JEI.  (Stock ownership of less than 1% in companies traded on a national securities exchange is not considered to be a conflict of interest, nor is any other ownership if it is less than 5% of the employee’s total assets of 10% of his or her net worth.)

You must not directly or indirectly deprive JEI of a business opportunity discovered in the normal course of performing your duties, including diversion of a business opportunity to your own or someone else’s account.

JEI employees who choose to work at another job must not allow that employment to have any negative impact on their performance at JEI.

Additionally, under no circumstances may you perform the service of an independent contractor or consultant for any competitor, customer or supplier of JEI.

Furthermore, you must not engage in any supplementary employment or activities that could cause embarrassment to, jeopardize the interest of, use proprietary information of, or interfere with the operations of JEI.

Disclosure must be made of all investments, including the ownership of stock traded on the national securities exchanges, which may be reasonably construed to create an actual or apparent conflict of interest.  A Conflict of Interest Disclosure Form must be completed and returned to Human Resources at commencement of employment, annually if you previously disclosed a conflict of interest, or if you have reason to believe your actual or proposed activity may violate this policy.

Confidential Information

You must not disclose trade secrets, customer lists, special methods of operation or any other information that is of value to our business.

Confidential Information is generally business or technical information not generally available to the employee population as a whole or to third parties, and which may have been developed or specifically acquired by JEI.  It includes “market sensitive” material which could affect the decisions of current or potential investors.  Information from employee personnel records or customer records is also confidential and protected by various privacy laws.  Such information should only be provided with appropriate management approval.

No Loans to Executives

Federal law prohibits JEI from making or arranging loans to its executive officers or directors.  Because a loan is broadly defined to include any extension to credit, unusual transactions between directors and executive officers should be carefully examined.  For example an advance against the equity value of a home in connection with a relocation would be considered loans made by JEI.  If you have a question about whether a transaction might be a loan, you should consult with the Corporate Compliance Officer before arranging the transaction.

Equal Employment Opportunity

The Company is dedicated to the principles of equal employment opportunity in any term, condition or privilege of employment.  We do not discriminate against applicants or employees on the basis of age, race, sex, color, religion, national origin, disability, or any other status protected by applicable federal, state or local law.

The Company will make reasonable accommodation for qualified individuals with know disabilities unless doing so would result in an undue hardship to the Company.  This policy governs all aspects of employment, including selection, job assignment, compensation, discipline, termination, and access to benefits and training.

Harassment-Free Work Environment

JEI is strongly committed to the principle of fair employment, and as such it is our policy to provide employees a work environment that is free from all forms of unlawful discrimination, intimidation or harassment.  In recognition of each person’s individual dignity, racial, ethnic, religious, sexual or any other harassment of our employees will not be tolerated.  This includes inappropriate verbal or physical conduct or otherwise creating an intimidating, offensive, abusive or hostile work environment.  If you have a question, concern or complaint of discrimination, including harassment, based on race, color, sex, religion, age, national origin, handicap or disability, veteran status or other protected status, you are encouraged to bring the matter to the immediate attention of your supervisor.  If you feel uncomfortable discussing an issue with your supervisor, or if you reasonably believe that your supervisor should not be present during the first step of the resolution process, or that you cannot bring the matter to the attention of your supervisor or Department Director directly, contact your Human Resources representative or Corporate Human Resources directly for assistance.

Employee Privacy

The Company reserves the right to retrieve and review any message or file composed, sent or received.  It should be noted that although a message or file is deleted or erased, it still possible to recreate the message.  Therefore, ultimate privacy of messages cannot be assured to anyone.  Although electronic mail and voice mail may allow the use of passwords for security, confidentiality cannot be guaranteed.  It is possible for messages to be retrieved and viewed by someone other than the intended recipient.  Furthermore, all passwords are known to the Company, as the system may need to be accessed by the Company in the absence of an employee.

All messages created, sent, or retrieved over the Internet are the property of the Company and should be considered public information.  The Company reserves the right to access and monitor all messages and files on the computer system at any time.  All communications can be disclosed to law enforcement officials or other third parties without prior consent of the sender or the receiver.

The Company provides and maintains the following forms of electronic communication, messaging agents and electronic facilities:  internal and external electronic mail (e-mail), telephone voice mail, Internet access, and computer hardware and software.  As a condition of providing the previously identified communications access to its employees, the Company places certain restrictions on workplace use of the same.

Employees are responsible for the content of all text, audio, or images they place or send over the Internet.  Fraudulent, harassing, or obscene messages are prohibited.  All messages on the Internet should be identified with the employee’s name.  Employees may not obscure the origin of messages and the information published should not violate or infringe upon the rights of others.

Fraud, Theft, Payments, Kickbacks or Similar Conduct

JEI employees may not engage in any scheme to defraud anyone out of money, property or honest services.  Any act of an employee that directly or indirectly involves theft, fraud, embezzlement, misappropriation or wrongful conversion of any property, including that of JEI or any of its employees, suppliers or customers, is expressly prohibited.  No employee shall make any false written or verbal statement involving any JEI business or activity.

You may not accept personal commissions, fees, loans or any other form of payment arising from any transaction or business activity directly or indirectly involving JEI.  No employee will accept, provide, attempt to provide, or offer to provide a kickback to anyone for any reason.

These “payments” or “kickbacks” may include, but may not be limited to: money, fees, commissions, loans, gratuities, lavish trips, entertainment, recreation, personal services, accommodations, or any other form of value.

Cooperation with Independent Auditors

JEI’s management is responsible for the accuracy and completeness of JEI’s financial statements.  JEI and the investing public rely upon the skill and integrity of JEI’s management and also on the report provided by our independent auditor on these financial statements.  Companies that do not provide accurate and complete financial information are often the subject of lawsuits and possible criminal probes.

The independent auditor’s report is dependant upon a thorough understanding of JEI’s financial reporting system and the information generated by it as well as the judgments and assumptions of our management.  Accordingly, it is critical that our independent auditors receive complete and truthful information and otherwise the full cooperation of our employees.  JEI insists that those employees who provide information to JEI’s independent auditors do so in a way that is accurate and complete.  Federal law makes it a crime for individuals to take any action designed to mislead or coerce the Company’s independent accountants for the purpose of making the Company’s financial statements materially misleading.

Obstruction of Government Investigations

JEI’s record retention policy provides guidance concerning the period of time during which certain information must be maintained before it can be destroyed.  Most information obtained or created during the course of normal work can and should be destroyed if it no longer serves a business purpose.  Certain other information is required to be maintained for a fixed period of time by regulatory agencies or for other reasons outlined in JEI’s records retention policy.  Federal law makes it a crime for individuals to conceal or destroy documents if it is done with the intent of impeding a federal investigation or in contemplation that there may be a federal investigation.  There are similar laws in many states as well as similar laws, rules and regulations governing our various business activities.  Accordingly, if a government investigation is initiated or contemplated, all documents relevant to the subject matter of the investigation must be preserved.

Foreign Transactions

JEI is committed to ethical business practices both at home and abroad.  If you conduct business for JEI outside of the United States, you are expected to comply with all applicable laws and regulations governing such transactions.

The Foreign Corrupt Practices Act makes it a crime to directly or indirectly offer, promise to pay or pay money or anything of value to foreign government officials, parties or political candidates for the purpose of influencing the acts or decisions of such officials in order to obtain business or obtain any improper advantage.  All JEI officers, employees and agents must keep accurate and truthful records reflecting payments and transactions for all foreign and domestic business activities.

Various federal laws govern trade between the United States and foreign countries and prohibit U.S. companies and their foreign subsidiaries from doing business with certain countries, agencies and individuals.  As these laws and regulations vary by country and type of goods or services, employees engaged in business transactions outside of the U.S. should obtain advice prior to engaging in such activities.

It is illegal and against Company policy for JEI employees to cooperate in any way with boycotts between foreign countries not sanctioned by the United States.  Any written or oral requests for boycott support or boycott-related information should be immediately reported.

Gifts and Gratuities

Gifts and other forms of special benefits to or from customers, suppliers, vendors or competitors, of JEI can raise ethical and legal questions that could potentially embarrass or damage JEI.  Therefore, caution is required when dealing with such matters.  It is your responsibility to ensure that your acceptance of meals, refreshments or entertainment is proper and could not reasonably be construed in any way as an attempt to secure favorable treatment from you.  No gifts of money should ever be accepted.  If you question the appropriateness of a gift, contact your Human Resources representative, or the Corporate Compliance Officer immediately as to the existence, nature and value of the gift.  As a general guideline, employees should consult with such persons before accepting gifts which exceed $50 in value.  Employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

Safeguarding Company Assets

JEI is strictly accountable for any funds and property entrusted to its care.  You are not to use, spend or dispose of Company funds, or property for personal use or benefit, or in a manner or for a cause that is unethical or illegal.

You are responsible for maintaining written records and expense reports in sufficient detail to completely, accurately and fairly reflect all transactions and expenditures made on behalf of JEI.  These documents must be prepared on a timely basis.  The falsification of any such documents with inaccurate or misleading data is prohibited.  Furthermore, you must accurately track and segregate any personal expenses that may be commingled with business expenses.  This includes segregating personal phone charges incurred via office or cellular telephone, or JEI-sponsored credit cards.

Use of Computer Resources, Including Software Acquisition, Protection and Distribution

Software, whether purchased or internally developed, and the intellectual property rights represented by software are valuable JEI assets and must be protected and managed in compliance with all software licensing requirements, restrictions and laws.  Such licensing agreements may prohibit copying or distributing such software for Company or personal use.

Use of the business tools, including without limitation the Internet, intranet or e-mail shall be generally limited to business purposes.  Any use should not interfere with work duties or violate Company policies, including policies relating to gambling, pornography, chain letters and solicitation.

Drug-Free Workplace

It is the goal of the Company to foster a work environment free from the behavior altering effects of illegal drugs and alcoholic beverages.  Use of alcohol and illegal drugs alter employees’ judgment resulting in increased safety risks, workplace injuries and faulty decision-making.  Therefore, working after the use of alcohol, a controlled substance or abuse of any other substances is prohibited.  Furthermore, the possession, purchase, consumption (use) or sale of a controlled substance or alcohol on Company premises or while conducting Company business is prohibited.  Alcoholic beverages served in conjunction with an authorized Company event are an exception to this prohibition.

Employees shall, when drugs are prescribed by a medical professional, inquire of the prescribing professional whether the drug prescribed has any side effects which may impair the employee’s ability to safely perform the employee’s job duties.  If the answer from the medical professional is yes, the employee shall obtain a statement from the medical professional indicating any work restrictions and their duration.  The employee shall present that statement to his or her supervisor prior to going on duty.

The Company may conduct unannounced inspections for controlled substances and/or alcohol in the workplace or on Company premises, including parking lots.  All property of the Company such as desks, lockers and file cabinets are subject to inspection.  Any personal property of employees brought on to the Company’s premises or work sites such as vehicles, lunch pails, purses and packages are subject o inspection.  Employees are expected to cooperate in any inspection.  Failure to do so will result in disciplinary action up to and including termination.

Responding to Inquiries from the Press and Others

JEI has established policies for responding to inquiries from the press and from others legitimately seeking information about us.  It is important that employees not attempt to answer such inquiries unless authorized to do so.  Overall, our intention is to maintain a spirit of cooperation while always acting in JEI’s best interest and in accordance with applicable law.  Therefore, all inquires from the media, investors or the financial community as well as any legal inquiries should be directed to the office of the President of Gaming Operations.

Environment, Health and Safety

It is the policy of JEI to manage our business in an environmentally responsible manner and to comply with all environmental laws and regulations.  You are required to maintain an environmental awareness concerning the activities you perform and to conduct those activities in a manner that fully complies with all environmental rules and regulations.  You are further required to immediately report to your supervisor, Department Head or the Corporate Compliance Officer any event you witness which may result in noncompliance of any environmental law or regulation.

It is also JEI’s policy to provide a safe and healthy environment for our employees and visitors to its premises.  To this end you are expected to conduct operations in a manner that meets applicable health and safety laws and regulations.  Weapons of any type are not permitted on JEI property, or while an employee is engaged in activities on behalf of the Company.  All requests of exceptions to this rule must be based on a valid JEI business need and with the prior written approval of the Corporate Compliance Officer.  Additionally, you are required to immediately report any and all accidents, injuries, occupational illness, unsafe conditions or practices to your supervisor.

Political Activity

Participation in the American political system is the right of every individual.  We encourage our employees, as responsible citizens, to support candidates and ballot measures of their choice at all levels of government.  The policies outlined below are not intended to discourage employees from individual political activity during their off-duty hours.

The Company shall comply with all election and campaign funding laws, requirements and prohibitions.  Under no circumstances may any funds or property of the Company be used, directly or indirectly, to support or assist the candidacy of any person seeking elected office without the prior consent of the CEO or the President of Gaming Operations.

Under limited circumstances some states permit corporations to make contributions to candidates, political parties and ballot issues; however, such contributions are limited and strictly controlled.   If made at all by JEI, such contributions will only be made by authorization of the CEO of JEI.

Discipline and Reporting

Violation of JEI’s Code of Ethics and Business Conduct may result in disciplinary action, including but not limited to, a warning, suspension or termination of employment.  Violations may include non-compliance with JEI policies, lack of supervision or diligence in enforcing Company policies, providing false or misleading information, as well as any retaliatory actions, direct or indirect, against an employee who reports a reasonably suspected violation of this Code or other misconduct.

Any infraction or potential infraction of this Code by any Officer or employee should be promptly reported to your Department Director, your Human Resources representative, Corporate Human Resources, or the Corporate Compliance Officer.  The Corporate Compliance Officer shall report all such reported infractions and potential infractions to the Audit Committee of the Board of Directors of JEI. There shall be no reprisals for reporting an actual or possible violation of this Code.  The Audit Committee shall have the power and authority to monitor compliance with the Code, investigate potential or alleged violations of the Code, make determinations (including acting on requests for waivers from the provisions hereof) and make recommendations to the Board of Directors with respect to penalties and consequences for violations of this Code.  The Board of Directors of the Company is authorized to take appropriate disciplinary action, including dismissal of the offender (after opportunity to be heard) if the violation of this Code is serious and detrimental to the Company.  Conflicts of interest shall be resolved in an ethical manner with due consideration being given to the legitimate interests of the Company.

Corporate Compliance Officer

The JEI Board of Directors has approved and directed that the Corporate Compliance Officer report to the Audit Committee of the Board and further has directed the Corporate Compliance Officer to assist in implementing and supervising the Code throughout JEI.  In implementing the Code, the Corporate Compliance Officer will:

•                  Report to the Audit Committee of the Board of Directors as necessary or requested;

•                  Audit compliance with the Code;

•                  Deal with legal counsel and others in investigating suspected violations of the Code or the law;

•                  Report violations to appropriate governmental authorities;

•                  Establish and monitor programs to train employees about the Code and other compliance and ethics issues;

•                  Deal with issues submitted to him or her; and

•                  Oversee the updating and supplementing of the Code.

JEI Compliance Program Organization Chart